Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the inclusion in this Registration Statement of Nova Lifestyle, Inc. on Form S-1 of our report dated May 18, 2011, except for Note 18, for which the date is October 14, 2011, with respect to our audits of the consolidated financial statements of Nova Furniture Limited and its subsidiaries as of December 31, 2010 and 2009, and for the years ended December 31, 2010 and 2009, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, NY
October 14, 2011